Exhibit 99.1

Company Contacts:

Michael McConnell

Chief Financial Officer

503-469-4652

mmcconnell@digimarc.com

Scott Liolios or Matt Glover

Liolios Group, Inc.

Investor Relations for Digimarc

949-574-3860

info@liolios.com

FOR IMMEDIATE RELEASE

Digimarc Reports Third Quarter 2011 Financial Results

Beaverton, Ore. — October 25, 2011 — Digimarc Corporation (NASDAQ: DMRC) reported financial results for the third quarter ended September 30, 2011.

Revenues for the third quarter of 2011 increased 63% to $8.6 million from $5.2 million in the same quarter a year ago. The increase was primarily due to a 120% increase in license revenues.

Operating income for the third quarter of 2011 totaled $1.4 million, an improvement of $2.2 million from an operating loss of $0.8 million in the same quarter a year ago. The increase primarily reflected higher licensing revenues, net of higher product development and marketing expenses associated with the launch of Digimarc Discover, as well as litigation expenses associated with the Verance dispute.

Net income for the third quarter of 2011 totaled $0.6 million or $0.09 per diluted share, up by $2.1 million or $0.30 per diluted share over a net loss of $1.5 million or $(0.21) per diluted share in the same quarter a year ago. Q3 2011 net income also included $0.7 million for Digimarc's share of the net loss from its research and development joint ventures with Nielsen, up from $0.6 million for the company’s share of the net loss last year.

At September 30, 2011, cash and cash equivalents and marketable securities totaled $31.2 million, down from $33.7 million at June 30, 2011, reflecting nearly $4 million of stock repurchases during the quarter.

Conference Call

Digimarc will hold a conference call later today (Tuesday, October 25, 2011) to discuss third quarter 2011. Chairman and CEO, Bruce Davis and CFO, Mike McConnell will host the call starting at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). A question and answer session will follow management’s presentation.

The call will be simulcast via a link available on Digimarc’s home page at www.digimarc.com, and will be available for replay until November 8, 2011. Thereafter, the webcast will be archived at www.digimarc.com/investors/events.asp.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Beaverton, Oregon, is a leading innovator and provider of enabling technologies that create digital identities for all forms of media and many everyday objects. The embedded digital IDs are imperceptible to humans, but not to computers, networks and devices like mobile phones, which can now use cameras and microphones as sensory inputs to “see, hear and understand” the world around them within the context of their environment. Digimarc has built an extensive intellectual property portfolio with patents in digital watermarking, content identification and management, media and object discovery to enable ubiquitous computing, and related technologies. Digimarc develops solutions, licenses its intellectual property, and provides development services to business partners across a range of industries. For more information, please visit www.digimarc.com.

Forward-looking Statements

With the exception of historical information contained in this release, the matters described in this release contain various “forward-looking statements.” These forward-looking statements include statements and any related inferences regarding Digimarc’s investment in marketing and research and development associated with the launch of Digimarc Discover, increases in license revenues, and other statements identified by terminology such as “will,” “should,” “expects,” “estimates,” “predicts” and “continue” or other derivations of these or other comparable terms. These forward-looking statements are statements of management’s opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic, business and/or regulatory factors. More detailed information about risk factors that may affect actual results are set forth in the company’s Form 10-K for the year ended December 31, 2010 and in subsequent periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Digimarc Corporation

Income Statement Information

(in thousands, except per share amounts)

(Unaudited)

	Three-Month Information		Nine-Month Information
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Revenue:
Service	$3,108	$2,761	$9,342	$9,193
License & subscription	5,442	2,476	17,772	11,484

Total revenue	8,550	5,237	27,114	20,677

Cost of revenue:
Service	1,665	1,410	4,863	4,693
License & subscription	77	59	218	173

Total cost of revenue	1,742	1,469	5,081	4,866

Gross profit:
Service	1,443	1,351	4,479	4,500
License & subscription	5,365	2,417	17,554	11,311

Total gross profit	6,808	3,768	22,033	15,811

Percentage of gross profit to revenues:
Service	46%	49%	48%	49%
License & subscription	99%	98%	99%	98%
Percentage of gross profit to total revenue	80%	72%	81%	76%

Operating expenses:
Sales and marketing	1,166	953	3,285	2,453
Research, development and engineering	1,958	1,471	5,617	4,051
General and administrative	2,000	1,842	7,117	5,414
Intellectual property	259	315	826	891

Total operating expenses	5,383	4,581	16,845	12,809

Operating income (loss)	1,425	(813)	5,188	3,002

Net loss from joint ventures	(695)	(558)	(1,930)	(1,576)
Interest income, net	43	62	149	184

Income (loss) before provision for income taxes	773	(1,309)	3,407	1,610

(Provision) benefit for income taxes	(134)	(151)	1,796	(190)

Net income (loss)	$639	$(1,460)	$5,203	$1,420

Earnings (loss) per share:
Net income per share—basic	$0.10	$(0.21)	$0.77	$0.20
Net income per share—diluted	$0.09	$(0.21)	$0.71	$0.19
Weighted average shares outstanding—basic	6,706	7,098	6,755	7,097
Weighted average shares outstanding—diluted	7,344	7,098	7,366	7,497

Digimarc Corporation

Balance Sheet Information

(in thousands)

(Unaudited)

	September 30, 2011	December 31, 2010

Assets
Current assets:
Cash and cash equivalents (1)	$2,119	$6,340
Marketable securities (1)	24,414	28,441
Trade accounts receivable, net	3,420	3,481
Other current assets	1,486	1,345

Total current assets	31,439	39,607
Marketable securities (1)	4,683	11,163
Property and equipment, net	1,468	1,330
Intangibles, net	2,661	2,174
Investments in joint ventures	1,199	1,029
Deferred tax assets	2,361	—
Other assets	428	462

Total assets	$44,239	$55,765

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$1,631	$1,519
Deferred revenue	1,928	2,562

Total current liabilities	3,559	4,081
Long-term liabilities	479	525

Total liabilities	4,038	4,606
Commitments and contingencies
Shareholders’ equity:
Preferred stock	50	50
Common stock	7	7
Additional paid-in capital	33,448	49,609
Retained earnings	6,696	1,493

Total shareholders’ equity	40,201	51,159

Total liabilities and shareholders’ equity	$44,239	$55,765

(1)	Aggregate cash, cash equivalents, short- and long-term marketable securities was $31,216 and $45,944 at September 30, 2011 and December 31, 2010.

Digimarc Corporation

Cash Flow Information

(in thousands)

(Unaudited)

	Three-Month Information		Nine-Month Information
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Cash flows from operating activities:
Net income (loss)	$639	$(1,460)	$5,203	$1,420
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, property and equipment	165	135	474	430
Amortization, intangibles	32	22	86	54
Stock-based compensation	1,057	782	3,038	2,287
Net loss from joint ventures	695	558	1,930	1,576
Deferred income tax benefit	(200)	—	(2,633)	—
Tax benefit from stock-based awards	291	—	792	—
Excess tax benefits from stock-based compensation	(291)	—	(792)	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	(574)	(708)	61	469
Other current assets	(165)	35	131	(111)
Other assets, net	30	(15)	34	(35)
Accounts payable and other accrued liabilities	118	456	73	(63)
Deferred revenue	(229)	166	(641)	(180)

Net cash provided by (used in) operating activities	1,568	(29)	7,756	5,847
Cash flows from investing activities:
Purchase of property and equipment	(255)	(107)	(612)	(236)
Capitalized patent costs	(232)	(277)	(525)	(811)
Investments in joint ventures	(700)	(700)	(2,100)	(2,100)
Sale or maturity of marketable securities	6,536	34,251	60,304	78,965
Purchase of marketable securities	(6,674)	(33,687)	(49,797)	(83,256)

Net cash provided by (used in) investing activities	(1,325)	(520)	7,270	(7,438)
Cash flows from financing activities:
Issuance of common stock	822	—	1,555	8
Purchase of common stock	(3,947)	(15)	(21,594)	(40)
Excess tax benefit from stock-based awards	291	—	792	—

Net cash used in financing activities	(2,834)	(15)	(19,247)	(32)

Net decrease in cash and cash equivalents (2)	$(2,591)	$(564)	$(4,221)	$(1,623)

Cash equivalents and marketable securities at beginning of period	33,669	46,582	45,944	42,786
Cash equivalents and marketable securities at end of period	31,216	45,454	31,216	45,454

(2) Net increase (decrease) in cash, cash equivalents and marketable securities	$(2,453)	$(1,128)	$(14,728)	$2,668

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